Registration No. 33-________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                           ___________________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               __________________

                                 IMC GLOBAL INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                36-3492467
    (State or other jurisdiction                    (I.R.S. Employer
   of incorporation or organization)                Identification No.)

                 2100 Sanders Road
              Northbrook, Illinois                              60062
     (Address of principal executive offices)                   (Zip Code)


        IMC Global Inc. 1994 Stock Option Plan for Non-Employee Directors
                            (Full title of the plan)

                                 Marschall I. Smith
                Senior Vice President, Secretary and General Counsel
                                   IMC Global Inc.
                                  2100 Sanders Road
                             Northbrook, Illinois  60062
                                   (708) 272-9200
                 (Name, address and telephone number, including area
                             code, of agent for service)
                           __________________________

                         CALCULATION OF REGISTRATION FEE

                                     Proposed      Proposed
                                     Maximum        Maximum
       Title of         Amount       Offering      Aggregate      Amount of
     Securities to      to be         Price        Offering     Registration
     be Registered    Registered    Per Share        Price           Fee

    Common Stock,      100,000     $38.0625(1)   $3,806,250(1)    $1,312.50
     $1 par value       shares


   (1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for IMC Global Inc. Common Stock on the New York Stock Exchange consolidated reporting system on December 9, 1994.

                        _________________________________

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

             The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the "Commission") as part of this Form S-8 Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

   Item 3.   Incorporation of Documents by Reference.

             The following documents filed with the Commission by IMC Global Inc. (the "Company") are hereby incorporated herein by reference:

             1. The Company's Annual Report on Form 10-K for the year ended June 30, 1994, which includes certified financial statements as of and for the year ended June 30, 1994.

             2. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994.

             3. The description of the Company's Common Stock and Preferred Share Purchase Rights associated therewith contained in the Company's Registration Statement on Form 8-A filed under Section 12 of the Securities Exchange Act of 1934, dated June 23, 1989, including any amendment or report filed for the purpose of updating such description.

             All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

   Item 4.   Description of Securities.

             Not applicable.

   Item 5.   Interests of Named Experts and Counsel.

             The legal matters in connection with the validity of issuance and due authorization of the Common Stock offered hereby have been passed upon by Marschall I. Smith, Esq., General Counsel for the Company.

             The statements of law and legal conclusions in the paragraphs under "Contingencies" in the Annual Report of the Company on Form 10-K for the fiscal year ended June 30, 1994, incorporated herein by reference were reviewed by Marschall I. Smith, Esq., General Counsel to the Company and are included upon the authority of such counsel.

   Item 6.   Indemnification of Directors and Officers.

             The Company has insurance to indemnify its directors and officers for those liabilities in respect of which such indemnification insurance is permitted under the laws of the State of Delaware.

             The Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware law a director shall not be liable to the Company or its stockholders for monetary damages for breach of duty as a director.

             Section 145 inclusive of the Delaware General Corporation Law (as amended through July 1, 1990) provide as follows:

             (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

             (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

             (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

             (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

             (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

             (f) The indemnification and advancement of expenses provided by or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

             (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

             (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

             (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

             (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

             Delaware law provides for the indemnification of directors and officers of a corporation and empowers a corporation to purchase and maintain insurance for such purpose. The Company has insurance to indemnify its directors and officers for those liabilities in respect of which such indemnification insurance is permitted under Delaware law.

   Item 7.   Exemption from Registration Claimed.

             Not Applicable.

   Item 8.   Exhibits.

             The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:

                                               Incorporated Herein   Filed
  Exhibit No.    Description                   by Reference To      Herewith

    4(a)         IMC Global Inc. 1994 Stock    Exhibit A to IMC
                 Option Plan for Non-Employee  Global Inc.'s
                 Directors (the "Plan")        Schedule 14A filed
                                               in connection with
                                               an annual meeting
                                               of stockholders
                                               held October 20,
                                               1994

    4(b)         Form of Nonstatutory Stock                            X
                 Option Agreement for use in
                 connection with the Plan

    4(c)         Restated Certificate of       Exhibit 3(a) to IMC
                 Incorporation of IMC Global   Global Inc.'s
                 Inc., as amended              Annual Report on
                                               Form 10-K for the
                                               year ended June 30,
                                               1990 (Commission
                                               File No. 1-9759)

    4(d)         Rights Agreement dated June   Exhibit 10.35 to
                 21, 1989, with The First      IMC Global Inc.'s
                 National Bank of Chicago      Annual Report on
                 (including the Shareholder    Form 10-K for the
                 Rights Plan)                  year ended June 30,
                                               1989 (Commission
                                               File No. 1-9759)

    5            Opinion of Marschall I.                               X
                 Smith, Senior Vice
                 President, Secretary and
                 General Counsel

    23(a)        Consent of Ernst & Young                              X
                 LLP, independent auditors

    23(b)        Consent of Marschall I.                               X
                 Smith relating to opinion
                 and statements of law and
                 legal conclusions referred
                 to under the "Interests of
                 Named Experts and Counsel"
                 (included in Exhibit 5)

    24           Power of Attorney relating                            X
                 to subsequent amendments
                 (included on the signature
                 page to this Registration
                 Statement)

   Item 9.   Undertakings.

             (a)  The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Northbrook, Illinois, on December 15, 1994.

                                      IMC GLOBAL INC.



                                      By:  ROBERT C. BRAUNEKER
                                           Robert C. Brauneker
                                           Executive Vice President

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Wendell F. Bueche and Marschall I. Smith, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

         Signatures                      Title                Date



    WENDELL F. BUECHE           Chairman of the Board,   December 15, 1994
    Wendell F. Bueche           Chief Executive Officer
                                and Director (Principal
                                Executive Officer)

    JAMES D. SPEIR              President and Chief      December 15, 1994
    James D. Speir              Operating Officer and
                                Director

    ROBERT C. BRAUNEKER
    Robert C. Brauneker         Executive Vice           December 15, 1994
                                President (Chief
                                Financial Officer)
                                (Principal Accounting
                                Officer)


    RAYMOND F. BENTELE                  Director         December 15, 1994
    Raymond F. Bentele


    FRANK W. CONSIDINE                  Director         December 15, 1994
    Frank W. Considine



    DR. JAMES M. DAVIDSON               Director         December 15, 1994
    Dr. James M. Davidson



    RICHARD A. LENON                    Director         December 15, 1994
    Richard A. Lenon


    THOMAS H. ROBERTS, JR.              Director         December 15, 1994
    Thomas H. Roberts, Jr.



    BILLIE B. TURNER                    Director         December 15, 1994
    Billie B. Turner

                                  EXHIBIT INDEX

        IMC Global Inc. 1994 Stock Option Plan for Non-Employee Directors

                                               Incorporated Herein  Filed
  Exhibit No.    Description                    by Reference To     Herewith

    4(a)         IMC Global Inc. 1994 Stock    Exhibit A to IMC
                 Option Plan for Non-Employee  Global Inc.'s
                 Directors                     Schedule 14A filed
                                               in connection with
                                               an annual meeting
                                               of stockholders
                                               held October 20,
                                               1994

    4(b)         Form of Nonstatutory Stock                            X
                 Option Agreement for use in
                 connection with the Plan

    4(c)         Restated Certificate of       Exhibit 3(a) to IMC
                 Incorporation of IMC Global   Global Inc.'s
                 Inc., as amended              Annual Report on
                                               Form 10-K for the
                                               year ended June 30,
                                               1990 (Commission
                                               File No. 1-9759)

    4(d)         Rights Agreement dated June   Exhibit 10.35 to
                 21, 1989, with The First      IMC Global Inc.'s
                 National Bank of Chicago      Annual Report on
                 (including the Shareholder    Form 10-K for the
                 Rights Plan)                  year ended June 30,
                                               1989 (Commission
                                               File No. 1-9759)

    5            Opinion of Marschall I.                               X
                 Smith, Senior Vice
                 President, Secretary and
                 General Counsel

    23(a)        Consent of Ernst & Young                              X
                 LLP, independent auditors

    23(b)        Consent of Marschall I.                               X
                 Smith relating to opinion
                 and statements of law and
                 legal conclusions referred
                 to under the "Interests of
                 Named Experts and Counsel"
                 (included in Exhibit 5)

    24           Power of Attorney relating                            X
                 to subsequent amendments
                 (included on the signature
                 page to this Registration
                 Statement)